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                                   EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               ALPHASERV.COM, INC.

        This corporation was originally incorporated under the name "AlphaServ.com" and its present name is "AlphaServ.com, Inc." The original certificate of incorporation was filed with the Delaware Secretary of State on June 10, 1999. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and the corporation's certificate of incorporation is hereby amended and restated to read as follows:

        "FIRST. The name of the corporation is NQL Inc. (the "Corporation").

        SECOND. The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

        THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH. (a) The total number of shares of stock which the Corporation shall have authority to issue is 45 million (45,000,000), consisting of 40 million (40,000,000) shares of Common Stock, par value $.001 per share ("Common Stock") and five million (5,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

        (b) Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the "Board of Directors"), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

        Subject to the rights of any holder(s) of any then outstanding share(s) of any series of Preferred Stock, the authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

        (i) The number of shares constituting that series and the distinctive designation of that series;

        (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

        (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

        (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

        (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;



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        (vi)   Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

        (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (viii) Any other relative rights, preferences and limitations of that series.

        FIFTH. The Incorporator of the Corporation is RL&F Service Corp., 10th Floor, One Rodney Square, 10th and King Streets, Wilmington, DE 19801.

        SIXTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

        SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders (including any holders of any then outstanding shares of any series of Preferred Stock) of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise; provided, however, that the affirmative vote of 80% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required for stockholders to adopt, amend, alter or repeal any provision of the Bylaws.

        EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        NINTH. (a) From and after the effective time of the merger (the "Merger") between the Corporation and Alpha Microsystems, a California corporation, pursuant to the Agreement and Plan of Merger between the Corporation and Alpha Microsystems, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

        (b) Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the President, and may not be called by any other person or persons.

        TENTH. (a) Except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the Board of Directors shall consist of not fewer than five (5) nor more than nine (9) directors, the exact number of directors within such limits to be determined solely by the Board of Directors in the manner set forth in the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board of Directors, shall be divided into three classes, as nearly equal in number as possible. The initial Class I Directors shall be those persons named as such in Article ELEVENTH of this Certificate of Incorporation, who shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effective time of the Merger; the initial Class II Directors shall be those person named as such in Article ELEVENTH of this Certificate of Incorporation, who shall serve for a term expiring at the second annual meeting of stockholders following the effective time of the Merger; and the initial Class III Directors shall be those persons named as such in Article ELEVENTH of this Certificate of Incorporation, who shall serve for a term expiring at the third annual



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meeting of stockholders following the effective time of the Merger. Each director in each such class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

        ELEVENTH. The names, mailing addresses and classes of the persons who are to serve as the initial directors of the Corporation until their successors are duly elected and qualified, are:

               Clarke E. Reynolds           c/o AlphaServ.com, Inc.
               (Class I)                    2722 South Fairview St.
                                            Santa Ana, CA  92704

               Richard E. Mahmarian         c/o AlphaServ.com, Inc.
               (Class I)                    2722 South Fairview St.
                                            Santa Ana, CA  92704

               Sam Yau                      c/o AlphaServ.com, Inc.
               (Class I)                    2722 South Fairview St.
                                            Santa Ana, CA  92704

               Douglas J. Tullio            c/o AlphaServ.com, Inc.
               (Class II)                   2722 South Fairview St.
                                            Santa Ana, CA  92704

               Benjamin P. Giess            c/o AlphaServ.com, Inc.
               (Class II)                   2722 South Fairview St.
                                            Santa Ana, CA  92704

               Rockell N. Hankin            c/o AlphaServ.com, Inc.
               (Class III)                  2722 South Fairview St.
                                            Santa Ana, CA  92704

               Tracey L. Rudd               c/o AlphaServ.com, Inc.
               (Class III)                  2722 South Fairview St.
                                            Santa Ana, CA  92704

        TWELFTH. Subject to the rights of any holder(s) of any share(s) of any series of Preferred Stock to prevent the creation of a new series of Preferred Stock or the alteration of the rights of any existing series of Preferred Stock, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, however, that the affirmative vote of 80% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or adopt any provision inconsistent with, whether by amendment, merger or otherwise, the provisions of Articles SEVENTH, EIGHTH, NINTH, TENTH or TWELFTH."


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        The undersigned hereby affirms and acknowledges under penalty of perjury that the foregoing Restated Certificate of Incorporation is the act and deed of the corporation, and the facts stated herein are true.

Signed as of August 2, 2000

                                      By: /s/ DOUGLAS J. TULLIO
                                          --------------------------------------
                                          Douglas J. Tullio,
                                          President and Chief Executive Officer






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